Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 30,2012, relating to the financial statements and financial statement schedule of The Wendy’s Company, and the effectiveness of The Wendy’s Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Wendy’s Company for the year ended January 1, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

March 30, 2012